Exhibit 99.1

Diodes Incorporated Reports Fourth Quarter and Fiscal 2020 Financial Results

Record Organic Revenue Driven By Market Share Gains and Record Automotive and Pericom Products Revenue

Plano, Texas – February 16, 2021 -- Diodes Incorporated (Nasdaq: DIOD) today reported its financial results for the fourth quarter and fiscal year ended December 31, 2020.

Fourth Quarter Highlights

•	Completed the acquisition of Lite-On Semiconductor (LSC) on November 30, with initial purchase accounting and financing cost adjustments included in the fourth quarter 2020 GAAP results;
•	Revenue was a record $350.4 million, which included $16.9 million of one month of revenue from LSC, and compares to $301.2 million in the fourth quarter 2019;
•	GAAP gross profit was a record $122.7 million, which included $2.5 million from LSC, as compared to $109.4 million in the fourth quarter 2019;
•	GAAP gross profit margin was 35.0 percent, or 36.0 percent for Diodes only, as compared to 36.3 percent in the fourth quarter 2019;
•	GAAP net income was $29.7 million, or $0.59 per diluted share, which included $0.03 from LSC, as compared to $47.2 million, or $0.90 per diluted share, in the fourth quarter 2019;
•	Non-GAAP adjusted net income was $37.3 million, or $0.74 per diluted share, which included $0.02 from LSC, as compared to $33.8 million, or $0.65 per diluted share, in the fourth quarter 2019;
•	Excluding $5.1 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.10 per diluted share;
•	EBITDA was $67.1 million, or 19.1 percent of revenue, compared to $88.3 million, or 29.3 percent of revenue, in the fourth quarter 2019, which included a $19.2 million gain on land sales; and
•

Achieved cash flow from operations of 60.8 million and $33.5 million free cash flow, including $27.3 million of capital expenditures. Net cash flow was a negative $319.3 million, which included the purchase of Lite-On Semiconductor during the quarter for approximately $453.4 million.

Commenting on the results, Dr. Keh-Shew Lu, Chairman, President and Chief Executive Officer, stated, “We ended the year achieving the highest quarterly revenue in the Company’s history, even when excluding the revenue contribution from our acquisition of Lite-On Semiconductor that closed on November 30th. Total organic revenue grew 7.8% sequentially and 10.7% year-over-year, demonstrating the continued success of our product, content and customer expansion initiatives. Revenue from our Pericom products and automotive market also reached record levels, with automotive revenue growing 24 percent sequentially and 40 percent year-over-year, both of which contributed to our solid market share gains in the quarter. All of these accomplishments are notable achievements especially considering the ongoing global pandemic.

“Further, the LSC business was immediately accretive to our results, adding $0.02 per share on a non-GAAP basis in the fourth quarter, while also offering future opportunities for synergistic growth and expansion across our end markets, product offerings, customers and manufacturing footprint. In addition to these synergies we expect to achieve, the repurchase of 14.7% of Diodes shares that were previously held by LSC will drive additional earnings power when combined with Diodes solid operating leverage.

“As we look to the first quarter, we expect to further extend this strong momentum and once again set a new revenue and gross profit record, with sequential growth projected both organically and on a consolidated basis in what has previously been a seasonally down quarter for our business. This anticipated growth is being driven by record point of sale (POS) revenue in the fourth quarter. We look forward to reporting our ongoing progress and remain focused on integrating the LSC business, while capitalizing on the long-term opportunities for continued growth and earnings expansion.”

Fourth Quarter 2020

Revenue for fourth quarter 2020 was a record $350.4 million, which included $16.9 million of one month of revenue from LSC, compared to $301.2 million in the fourth quarter 2019 and $309.5 million in the third quarter 2020. Sequentially, revenue increased 13.2 percent on a consolidated basis and 7.8 percent on an organic basis.

GAAP gross profit for the fourth quarter 2020 was a record $122.7 million and included $2.5 million from LSC, or 35.0 percent of revenue on a consolidated basis and 36.0 percent for Diodes only. This compares to the fourth quarter 2019 of $109.4 million, or 36.3 percent of revenue, and the third quarter 2020 of $111.1 million, or 35.9 percent of revenue.

GAAP operating expenses for fourth quarter 2020 were $82.9 million, or 23.7 percent of revenue, and on a non-GAAP basis were $75.1 million, or 21.4 percent of revenue, which excludes $4.0 million of amortization of acquisition-related intangible asset expenses, $2.5 million restructuring cost, and $1.4 million other acquisition-related costs. GAAP operating expenses in the fourth quarter 2019 were $48.1 million, or 16.0 percent of revenue, and in the third quarter 2020 were $73.2 million, or 23.7 percent of revenue.

Fourth quarter 2020 GAAP net income was $29.7 million, or $0.59 per diluted share, which included $0.03 per share from LSC, compared to GAAP net income of $47.2 million, or $0.90 per diluted share, in fourth quarter 2019 and GAAP net income of $27.2 million, or $0.51 per diluted share, in third quarter 2020.

Fourth quarter 2020 non-GAAP adjusted net income was $37.3 million, or $0.74 per diluted share, which excluded, net of tax, $4.0 million of acquisition-related financing and other acquisition costs, $3.3 million of non-cash acquisition-related intangible asset amortization costs, $2.0 million restructuring costs, and $1.7 million gain in value on certain LSC investments.  LSC contributed $0.02 to non-GAAP earnings per share in the fourth quarter. For the fourth quarter 2019, non-GAAP adjusted net income was $33.8 million, or $0.65 per diluted share, and $32.8 million, or $0.62 per diluted share, in the third quarter 2020.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
December 31, 2020
GAAP net income	$29,735

GAAP diluted earnings per share	0.59

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,270

Acquisition-related financing costs	2,556

Acquisition-related costs	1,472

Restructuring Cost	2,009

Reverse Gain on LSC Investments	(1,714)

Non-GAAP net income	$37,328

Non-GAAP diluted earnings per share	$0.74

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in fourth quarter 2020 GAAP net income and non-GAAP adjusted net income was approximately $5.1 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.10 per diluted share for fourth quarter 2020, $0.08 for fourth quarter 2019 and $0.09 for third quarter 2020.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the fourth quarter 2020 was $67.1 million, or 19.1 percent of revenue, compared to $88.3 million, or 29.3 percent of revenue, in the fourth quarter 2019, which included a $19.2 million gain on the sale of land, and $63.3 million, or 20.5 percent of revenue, in the third quarter 2020. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For fourth quarter 2020, net cash provided by operating activities was 60.8 million. Net cash flow was a negative $319.3 million, which included the purchase of Lite-On Semiconductor during the quarter for approximately $453.4 million. Free cash flow (a non-GAAP measure) was $33.5 million, which includes $27.3 million of capital expenditures.

Balance Sheet

As of December 31, 2020, the Company had approximately $327 million in cash and cash equivalents, restricted cash, and short-term investments. Total debt (including long-term and short-term) amounted to approximately $451 million and working capital was approximately $514 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and completion of the Company's 2020 annual audit by its independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-K for the year ending December 31, 2020.

Business Outlook

Dr. Lu concluded, “For the first quarter of 2021, we expect revenue to increase to approximately $400 million, plus or minus 3 percent, which represents a record on both an organic and consolidated basis for a combined increase of about 14 percent sequentially at the mid-point.  This guidance represents organic growth significantly better than typical seasonality of sequentially down 5 percent on average in the same prior two-year periods. We expect GAAP gross margin on a consolidated basis to be 33.6 percent, plus or minus 1 percent, which includes an approximately 3 percent impact due to a full quarter of LSC. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 22.0 percent of revenue, plus or minus 1 percent.  We expect net interest expense to be approximately $3.3 million.  Our income tax rate is expected to be 18 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 45.7 million.”

Purchase accounting adjustments related to amortization of acquisition-related intangible assets of $3.3 million, after tax, for Pericom and previous acquisitions is not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Tuesday, February 16, 2021 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its fourth quarter and full year 2020 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 8035448. International callers may join the teleconference by dialing +1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until February 23, 2021 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 8035448. International callers should dial +1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the consumer electronics, computing, communications, industrial, and automotive markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-focused sales, coupled with worldwide operations of 31 sites, including engineering, testing, manufacturing, and customer service, enables us to be a premier provider for high-volume, high-growth markets. For more information visit www.Diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains, increase in gross margin and increase in gross profits in 2020 and beyond; that for the first quarter of 2021, we expect revenue to be a record and increase to approximately $400 million plus or minus 3 percent; we expect GAAP gross margin to be 33.6 percent, plus or minus 1 percent which includes an approximately 3 percent impact due to a full quarter of LSC.; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 22.0 percent of revenue, plus or minus 1 percent; we expect non-GAAP net interest expense to be approximately $3.3 million; we expect our income tax rate to be 18 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 45.7 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that the COVID-19 pandemic may continue and have a material adverse effect on customer demand and staffing of our production, sales and administration facilities; the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that the cost, expense, and diversion of management attention associated with the LSC acquisition may be greater than we currently expect; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk that the coronavirus outbreak or other similar epidemics may harm our domestic or international business operations to a greater extent than we currently anticipate; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Company Contact:	Investor Relations Contact:
Diodes Inc.	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2020		December 31, 2020
	2020	2019	2020	2019
Net sales	$350,370	$301,157	$1,229,215	$1,249,130
Cost of goods sold	227,673	191,795	798,094	783,323
Gross profit	122,697	109,362	431,121	465,807

Operating expenses
Selling, general and administrative	52,829	44,199	185,067	181,343
Research and development	24,819	21,951	94,288	88,517
Amortization of acquisition-related intangible assets	4,012	4,502	16,261	18,041
Loss (gain) on disposal of fixed assets	214	(24,271)	106	(24,429)
Other operating expense	1,067	1,727	1,067	1,727
Total operating expense	82,941	48,108	296,789	265,199

Income from operations	39,756	61,254	134,332	200,608

Other income (expense)
Interest income	487	409	1,066	2,189
Interest expense	(4,019)	(1,730)	(11,662)	(7,893)
Foreign currency loss, net	(3,671)	(2,355)	(9,814)	(3,737)
Other income	3,517	2,022	6,419	7,079
Total other income (expense)	(3,686)	(1,654)	(13,991)	(2,362)

Income before income taxes and noncontrolling interest	36,070	59,600	120,341	198,246
Income tax provision	6,015	12,046	21,112	44,131
Net income	30,055	47,554	99,229	154,115
Less net (income) loss attributable to noncontrolling interest	(320)	(364)	(1,141)	(865)
Net income attributable to common stockholders	$29,735	$47,190	$98,088	$153,250

Earnings per share attributable to common stockholders:
Basic	$0.60	$0.92	$1.92	$3.02
Diluted	$0.59	$0.90	$1.88	$2.96
Number of shares used in earnings per share computation:
Basic	49,340	51,086	51,004	50,787
Diluted	50,418	52,144	52,133	51,860

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2020:

	COGS	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP					$29,735

Diluted earnings per share (Per-GAAP)					0.59

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets		4,012		(742)	3,270

Acquisition-related financing costs			3,277	(721)	2,556

Acquisition-related costs	306	1,397	59	(290)	1,472

Reverse Gain on LSC Investments			(2,143)	429	(1,714)

Restructuring Cost		2,471		(462)	2,009

Non-GAAP					$37,328

Diluted shares used in computing earnings per share					50,418

Non-GAAP diluted earnings per share					$0.74

Note:  Included in GAAP and non-GAAP net income was approximately $5.1 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.10 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2019:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$47,190

Diluted earnings per share (Per-GAAP)			$0.90

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	4,502	(813)	3,689

Acquisition related costs	1,192	(254)	938

Land sale inspection extension fee	(125)	26	(99)

Gain on land sale	(24,305)	5,104	(19,201)

Loss on impairment	1,624	(341)	1,283

Non-GAAP			$33,800

Diluted shares used in computing earnings per share			52,144

Non-GAAP diluted earnings per share			$0.65

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $4.1 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.08 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the twelve months ended December 31, 2020:

	COGS	Operating Expenses		Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP						$98,088

Diluted earnings per share (Per-GAAP)						$1.88

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets		16,261	#		(2,991)	13,270

Acquisition-related financing costs				9,395	(2,064)	7,331

Acquisition-related costs	306	2,521		59	(520)	2,366

Restructuring Cost		2,471			(462)	2,009

Board-member retirement costs		1,705			(358)	1,347

Reverse Gain on LSC Investments				(2,143)	429	(1,714)

Non-GAAP						$122,697

Diluted shares used in computing earnings per share						52,133

Non-GAAP diluted earnings per share						$2.35

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $18.6 million, net of tax, non-cash share-based compensation expense, excluding officer severance.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.36 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the twelve months ended December 31, 2019:

	Operating Expenses		Income Tax Provision	Net Income
Per-GAAP				$153,250

Diluted earnings per share (Per-GAAP)				$2.96

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	18,040	#	(3,261)	14,779

Acquisition related costs	1,663		(349)	1,314

Land sale inspection extension fee	(425)		89	(336)

Gain on land sale	(24,305)		5,104	(19,201)

Loss on impairment	1,624		(341)	1,283

Non-GAAP				$151,089

Diluted shares used in computing earnings per share				51,860

Non-GAAP diluted earnings per share				$2.91

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $16.2 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.31 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”). The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Acquisition related financing costs – The Company excluded expenses associated with a new credit facility and refinance of existing debt to prepare for the acquisition of Lite-On Semiconductor. The Company believes the exclusion of the acquisition related financing costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Acquisition related costs – The Company excluded expenses associated with the acquisition of Lite-On Semiconductor, which consisted of advisory, legal and other professional and consulting fees. These costs were expensed as they were incurred and as services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Board member retirement costs – The Company excluded expenses in connection with the retirement of a member of the Company’s board of directors. The Company modified that director’s unvested RSU grants to vest upon his retirement. The shares subject to the modified grants will be released that board member as if they were vesting under the original vesting timeline. In connection with this modification the Company recorded additional expense of approximately $1.7 million.

Land sale inspection extension fee – The Company excluded receipt of inspection extension fees related to the sale of the land located in Plano, TX. This fee is paid by the land purchaser for the right to extend the sale close date, and the fee is not applied to the purchase price. The Company feels it is appropriate to exclude these fees since they don’t represent ongoing operating income and their exclusion will present investors with a more accurate indication of our continuing operations.

Gain on LSC investments – During December 2020, after being acquired by the Company, LSC recorded a market to market gain on an equity investment. The Company believes this gain is not reflective of the ongoing operations and exclusion of this gain provides investors an enhanced view of the Company’s operating results.

Restructuring costs – The Company has recorded restructuring charges related to the shutdown and relocation of one of our assembly and test facilities located in Chengdu, China, restructuring at other China sites, and restructuring of select European entities.  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Loss on impairment – The Company excluded impairment loss related to the intangible assets previously acquired from TFSS.  The Company feels it is appropriate to exclude this impairment loss since they don’t represent ongoing operating expenses and will present investors with a more accurate indication of our continuing operations.

Gain on land sale – The Company excluded the gain related to the sale of the land located in Plano, TX during December 2019.  The Company feels it is appropriate to exclude this gain since they don’t represent ongoing operating income and their exclusion will present investors with a more accurate indication of our continuing operations.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the fourth quarter of 2020 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the fourth quarter of 2020, FCF was $33.5 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Twelve Months Ended
	December 31, 2020		December 31, 2020
	2020	2019	2020	2019
Net income (per-GAAP)	$29,735	$47,190	$98,088	$153,250
Plus:
Interest expense, net	3,532	1,321	10,596	5,704
Income tax provision	6,015	12,046	21,112	44,131
Depreciation and amortization	27,802	27,757	108,845	110,562
EBITDA (non-GAAP)	$67,084	$88,314	$238,641	$313,647

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2020	2019
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$268,065	$258,390
Restricted Cash	52,464	1,117
Short-term investments	6,142	4,825
Accounts receivable, net of allowances of $3,806 and $4,866 at December 31, 2020 and 2019, respectively	320,061	260,322
Inventories	307,062	236,472
Prepaid expenses and other	70,193	48,833
Total current assets	1,023,987	809,959
Property, plant and equipment, net	530,815	469,574
Deferred income tax	57,841	17,516
Goodwill	158,331	141,318
Intangible assets, net	110,591	119,523
Other long-term assets	97,892	81,494
Total assets	$1,979,457	$1,639,384

Liabilities
Current liabilities:
Line of credit	$140,563	$13,342
Accounts payable	168,045	122,148
Accrued liabilities	160,117	100,571
Income tax payable	19,177	16,156
Current portion of long-term debt	21,860	33,105
Total current liabilities	509,762	285,322
Long-term debt, net of current portion	288,179	64,401
Deferred tax liabilities	34,598	16,333
Other long-term liabilities	130,795	120,545
Total liabilities	963,334	486,601

Commitments and contingencies

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 44,276,194 and 51,206,969, issued and outstanding at December 31, 2020 and 2019, respectively	35,692	35,111
Additional paid-in capital	449,598	427,262
Retained earnings	888,046	789,958
Treasury stock, at cost, 9,259,858 shares held at December 31, 2020 and 1,457,206 shares held at December 31, 2019	(335,910)	(37,768)
Accumulated other comprehensive loss	(73,606)	(108,139)
Total stockholders' equity	963,820	1,106,424
Noncontrolling interest	52,303	46,359
Total equity	1,016,123	1,152,783
Total liabilities and stockholders' equity	$1,979,457	$1,639,384